Exhibit 99

FEDERAL-MOGUL CORPORATION

STATEMENTS OF OPERATIONS

(Millions of Dollars, Except Per Share Data) (Unaudited)

	Three Months Ended March 31
	2004	2003
Net sales	$1,553.0	$1,367.2
Cost of products sold	1,256.3	1,094.6

Gross margin	296.7	272.6
Selling, general and administrative expenses	243.0	224.7
Interest expense, net	25.6	29.5
Chapter 11 and Administration related reorganization expenses	26.0	32.8
Equity in earnings of unconsolidated subsidiaries	(9.5)	(5.8)
Other expense, net	12.1	9.7

Loss from continuing operations before income taxes	(0.5)	(18.3)
Income tax expense	19.9	18.8

Loss from continuing operations	(20.4)	(37.1)
Income from discontinued operations, net of income taxes	—	2.9

Net loss	$(20.4)	$(34.2)

Basic and diluted per share data:
Loss per share from continuing operations	$(0.23)	$(0.42)
Income per share from discontinued operations	—	0.03

Loss per share	$(0.23)	$(0.39)

Weighted average shares outstanding	87.1	87.1

FEDERAL-MOGUL CORPORATION

BALANCE SHEETS

(Millions of Dollars)

	(Unaudited) March 31 2004	December 31 2003
Current assets:
Cash and equivalents	$521.9	$472.4
Accounts receivable, net	1,050.4	976.5
Inventories, net	822.9	834.4
Prepaid expenses and other current assets	262.5	257.5

Total current assets	2,657.7	2,540.8
Property, plant and equipment, net	2,354.8	2,404.8
Goodwill and indefinite-lived intangible assets	1,517.7	1,517.1
Definite-lived intangible assets, net	345.2	348.0
Asbestos-related insurance recoverable	820.8	806.1
Prepaid pension costs	288.3	309.2
Other noncurrent assets	190.2	190.7

	$8,174.7	$8,116.7

Current liabilities:
Short-term debt, including current portion of long-term debt	$320.4	$14.8
Accounts payable	388.6	332.3
Accrued liabilities	527.9	513.3
Other current liabilities	160.4	158.4

Total current liabilities	1,397.3	1,018.8
Liabilities subject to compromise	6,095.5	6,087.8
Long-term debt	11.4	331.2
Postemployment benefits	1,731.4	1,716.6
Deferred income taxes	70.3	70.4
Other accrued liabilities	214.8	214.4
Minority interest in consolidated subsidiaries	55.9	54.4
Shareholders’ deficit:
Series C ESOP preferred stock	28.0	28.0
Common stock	435.6	435.6
Additional paid-in capital	2,061.0	2,060.5
Accumulated deficit	(2,953.8)	(2,933.4)
Accumulated other comprehensive loss	(972.7)	(967.6)

Total shareholders’ deficit	(1,401.9)	(1,376.9)

	$8,174.7	$8,116.7

FEDERAL-MOGUL CORPORATION

STATEMENTS OF CASH FLOWS

(Millions of Dollars)

(Unaudited)

	Three Months Ended March 31
	2004	2003
Cash provided from operating activities
Net loss	$(20.4)	$(34.2)
Adjustments to reconcile net loss to net cash provided from operating activities:
Depreciation and amortization	84.7	73.8
Change in postemployment benefits, including pensions	30.8	29.4
Deferred taxes	0.1	13.0
Changes in operating assets and liabilities:
Increase in accounts receivable	(80.4)	(46.6)
Increase in inventories, net of involuntary conversion	(38.2)	(2.0)
Increase in accounts payable	58.7	20.3
Change in other assets and other liabilities	49.0	(26.9)
Insurance proceeds	35.0	—

Net cash provided from operating activities	119.3	26.8
Cash used by investing activities
Expenditures for property, plant and equipment and other long-term assets	(73.4)	(65.1)
Proceeds from the sale of property, plant and equipment	11.0	6.5

Net cash used by investing activities	(62.4)	(58.6)
Cash (used by) provided from financing activities
Borrowings on DIP credit facility	—	75.0
Principal payments on DIP credit facility	(10.0)	(10.2)
Decrease in short-term debt	(4.4)	(16.7)
Increase / (decrease) in other long-term debt	0.2	(2.5)

Net cash (used by) provided from financing activities	(14.2)	45.6
Effect of foreign currency exchange rate fluctuations on cash	6.8	1.5

Increase in cash and equivalents	49.5	15.3
Cash and equivalents at beginning of period	472.4	395.1

Cash and equivalents at end of period	$521.9	$410.4

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